Exhibit 99.1
QuikByte Software, Inc. and Sorrento Therapeutics, Inc. Announce Merger Agreement
Miami, FL and San Diego, CA — July 14, 2009 — Sorrento Therapeutics, Inc., a privately-held company with a proprietary platform technology for the generation of fully human monoclonal antibodies, and QuikByte Software, Inc. (OTCBB:QBSW), a publicly-traded company with no active operations, have signed a merger agreement pursuant to which Sorrento Therapeutics will become a wholly owned subsidiary of QuikByte. After the merger is completed, QuikByte will be renamed to integrate the Sorrento brand and will be headquartered in San Diego, California. The merger is expected to close in the third quarter of 2009.
The closing of the transaction is subject to, among other conditions, QuikByte’s receipt of an aggregate investment of $2 million from certain investors. QuikByte anticipates that among the investors will be affiliates of Dr. Phillip Frost, Chairman and Chief Executive Officer of OPKO Health, Inc. (NYSE Amex:OPK), which is an existing Sorrento stockholder, Glenn L. Halpryn, chairman, president and CEO of QuikByte, and Steven Jerry Glauser, President of the Glauser Group, Denver, Colorado and President and Managing Partner of Alex Rodriguez Mercedes Benz, Houston, Texas. Under the terms of the merger agreement, upon consummation of the merger, the current QuikByte shareholders will own approximately 4.92% of the company, the new investors in QuikByte will own approximately 19.83% of the company, and current Sorrento Therapeutics stockholders, including OPKO, will own approximately 75.25% of the company, in each case on a fully-diluted basis.
Following the merger, the board of directors of QuikByte will consist of four directors to be appointed by Dr. Antonius Schuh, the current president and CEO of Sorrento Therapeutics, two directors to be appointed by OPKO and one director to be appointed by QuikByte. Dr. Schuh, a certified pharmacist who holds a Ph.D. degree in medicinal chemistry, will be the CEO of the company following the merger. Dr. Henry Ji, the sole inventor of the Sorrento technology who holds a Ph.D. in Animal Physiology and is the Chief Scientific Officer of Sorrento Therapeutics, will be the Chief Scientific Officer of the company following the merger.
Dr. Schuh commented, “Sorrento Therapeutics is excited to join with QuikByte as we develop and commercialize our proprietary technology for the generation of fully human monoclonal antibodies.”
Glenn L. Halpryn stated “We are pleased that QuikByte has this opportunity to enter into the growing pharmaceutical field of human antibodies with an experienced team led by Drs. Schuh and Ji.”
About Sorrento Therapeutics, Inc.
Sorrento Therapeutics, Inc. provides a broad, generally applicable platform for the generation of fully human monoclonal antibodies based on its proprietary technology. Sorrento intends to become a leading technology provider and developer of fully human monoclonal antibodies for research, diagnostic and therapeutic use.
About QuikByte Software, Inc.
QuikByte Software, Inc. is a publicly traded company with no active operations.
This press release contains “forward-looking statements,” as that term is defined under the Private Securities Litigation Reform Act of 1995 (PSLRA), which statements may be identified by words such as “expects,” “plans,” “projects,” “will,” “may,” “anticipates,” “believes,” “should,” “intends,” “estimates,” and other words of similar meaning, including statements regarding expectations, beliefs or intentions regarding our business, technologies and products, financial condition, strategies or prospects, the merger and the other transactions contemplated by the merger agreement. Actual results may differ from those projected due to a number of risks and uncertainties, including, but not limited to, the possibility that some or all of the pending matters and transactions considered by QuikByte may not proceed as contemplated, and by all other matters specified in QuikByte’s filings with the Securities and Exchange Commission, as well as risks inherent in funding, developing and obtaining regulatory approvals of new, commercially-viable and competitive products. These statements are made based upon current expectations that are subject to risk and uncertainty and information available to QuikByte as of the date of this press release. QuikByte does not undertake to update forward-looking statements in this press release to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking information. Assumptions and other information that could cause results to differ from those set forth in the forward-looking information can be found in QuikByte’s filings with the Securities and Exchange Commission, including its most recent periodic report. We intend that all forward-looking statements be subject to the safe-harbor provisions of the PSLRA.
Contact:
QuikByte Software, Inc.
Glenn L. Halpryn, Chairman and Chief Executive Officer
(305) 573-4112